Obtaining Control of Credit Suisse
Multialternative Strategy Fund A

As of October 31, 2016 TD Ameritrade owned
50,915 shares of the Fund, which represented
39.80% of the Fund, and Charles Schwab owned
28,836 shares of the Fund, which represented
22.54% of the outstanding shares. As of April 30, 2017 TD Ameritrade owned 48,436 shares of the Fund, which represented 34.90% of the outstanding shares. Accordingly, Shareholder has continued to be a controlling person of the Fund.

Obtaining Control of Credit Suisse
Multialternative Strategy Fund C

As of October 31, 2016, Merchant ("Shareholder") owned 5,280 shares of the Fund, which represented
54.75% of the outstanding shares and Brown
Brothers Harriman owned 4,365 shares of the Fund which represent 45.25% of the Fund. As of April
30, 2017 Brown Brothers Harriman owned 4,365 shares of the Fund, which represented 100.00% of the outstanding shares Accordingly, Shareholder has continued to be a controlling person of the Fund.

Obtaining Control of Credit Suisse
Multialternative Strategy Fund I

As of October 31, 2016 National Financial Services
Corp owned 3,906,770 shares of the Fund, which
represented 35.31% and TD Ameritrade owned
5,327,067 shares of the Fund, which represented
48.15% of the Fund.   As of April 30, 2017,
National Financial Services Corp owned 4,093,399 shares of the Fund, which represented 34.69% and TD Ameritrade Inc. owned 6,456,348, which represented 54.72% of the outstanding shares.
Accordingly, Shareholder has continued to be a controlling person of the Fund.